Term Sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011
underlying supplement no. 1-I dated November 14, 2011 and
product supplement no. 20-I dated January 5, 2012
Term Sheet to Product Supplement No. 20-I Registration Statement No. 333-177923 Dated August 14, 2013; Rule 433

Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the EURO STOXX 50® Index due September 4, 2014
General
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The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the Index closing level of the EURO STOXX 50® Index is greater than or equal to 80% of the Initial Index Level, which we refer to as the Interest Barrier.  In addition, if the Index closing level on any Review Date (other than the final Review Date) is greater than or equal to the Initial Index Level, the notes will be automatically called.  Investors in the notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.

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Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive a Contingent Interest Payment with respect to each Review Date for which the Index closing level is greater than or equal to the Interest Barrier.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is November 27, 2013.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing September 4, 2014†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about August 15, 2013 and are expected to settle on or about August 20, 2013.
Key Terms
Index:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E)
Contingent Interest Payments:
If the notes have not been previously called and the Index closing level on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $15.625 (equivalent to an interest rate of 6.25% per annum, payable at a rate of 1.5625% per quarter).
If the Index closing level on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	80% of the Initial Index Level
Interest Rate:	6.25% per annum, payable at a rate of 1.5625% per quarter, if applicable
Automatic Call:
If the Index closing level on any Review Date (other than the final Review Date) is greater than or equal to the Initial Index Level, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

Payment at Maturity:
If the notes have not been previously called and the Ending Index Level is greater than or equal to the Trigger Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been previously called and the Ending Index Level is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)
If the notes have not been automatically called and the Ending Index Level is less than the Trigger Level, you will lose more than 20% of your principal amount and may lose all of your principal amount at maturity.

Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The Index closing level on the pricing date
Ending Index Level:	The Index closing level on the final Review Date
Review Dates†:	November 27, 2013 (first Review Date), February 27, 2014 (second Review Date), May 29, 2014 (third Review Date) and August 29, 2014 (final Review Date)
Interest Payment Dates†:
With respect to each Review Date other than the final Review Date, the third business day after the related Review Date.  The Contingent Interest Payment, if any, with respect to the final Review Date will be made on the maturity date.

Call Settlement Date†:	If the notes are automatically called on any Review Date, the first Interest Payment Date immediately following that Review Date
Maturity Date†:	September 4, 2014
CUSIP:	48126NNS2
†
Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date — Notes Linked to a Single Component” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 20-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks.  See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 20-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement 1-I and “Selected Risk Considerations” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $10.00 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-67 of the accompanying product supplement no. 20-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $979.30 per $1,000 principal amount note.  JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $969.30 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
August 14, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 20-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 20-I dated January 5, 2012 and underlying supplement no. 1-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 20-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 20-I dated January 5, 2012:
http://www.sec.gov/Archives/edgar/data/19617/000089109212000156/e46781_424b2.pdf

•	Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the EURO STOXX 50® Index	TS-1

What Are the Payments on the Notes, Assuming a Range of Performances for the Index?

The following table illustrates payments on the notes, assuming a range of performances for the Index on a given Review Date.  The hypothetical payments set forth below assume an Initial Index Level of 2,800 and an Interest Barrier and a Trigger Level of 2,240 (equal to 80% of the hypothetical Initial Index Level) and reflect the Interest Rate of 6.25% per annum (payable at a rate of 1.5625% per quarter).  Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Index Closing Level	Index Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Index Return	Payment at Maturity (2)
5,040.00	80.00%	$1,015.625	80.00%	$1,015.625
4,760.00	70.00%	$1,015.625	70.00%	$1,015.625
4,480.00	60.00%	$1,015.625	60.00%	$1,015.625
4,200.00	50.00%	$1,015.625	50.00%	$1,015.625
3,920.00	40.00%	$1,015.625	40.00%	$1,015.625
3,640.00	30.00%	$1,015.625	30.00%	$1,015.625
3,500.00	25.00%	$1,015.625	25.00%	$1,015.625
3,360.00	20.00%	$1,015.625	20.00%	$1,015.625
3,220.00	15.00%	$1,015.625	15.00%	$1,015.625
3,080.00	10.00%	$1,015.625	10.00%	$1,015.625
2,940.00	5.00%	$1,015.625	5.00%	$1,015.625
2,800.00	0.00%	$1,015.625	0.00%	$1,015.625
2,660.00	-5.00%	$15.625	-5.00%	$1,015.625
2,520.00	-10.00%	$15.625	-10.00%	$1,015.625
2,380.00	-15.00%	$15.625	-15.00%	$1,015.625
2,240.00	-20.00%	$15.625	-20.00%	$1,015.625
2,239.72	-20.01%	$0.00	-20.01%	$799.90
2,100.00	-25.00%	$0.00	-25.00%	$750.00
1,960.00	-30.00%	$0.00	-30.00%	$700.00
1,680.00	-40.00%	$0.00	-40.00%	$600.00
1,400.00	-50.00%	$0.00	-50.00%	$500.00
1,120.00	-60.00%	$0.00	-60.00%	$400.00
840.00	-70.00%	$0.00	-70.00%	$300.00
560.00	-80.00%	$0.00	-80.00%	$200.00
280.00	-90.00%	$0.00	-90.00%	$100.00
0.00	-100.00%	$0.00	-100.00%	$0.00

(1)  The notes will be automatically called if the Index closing level on any Review Date (other than the final Review Date) is greater than or equal to the Initial Index Level.

(2)  You will receive a Contingent Interest Payment in connection with a Review Date if the Index closing level on that Review Date is greater than or equal to the Interest Barrier.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how a payment set forth in the table above is calculated.

Example 1: The Index closing level increases from the Initial Index Level of 2,800 to an Index closing level of 3,080 on the first Review Date.  Because the Index closing level on the first Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date.  In addition, because the Index closing level on the first Review Date is greater than the Initial Index Level, the notes are automatically called.  Accordingly, the investor receives a payment of $1,015.625 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $15.625 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: The Index closing level decreases from the Initial Index Level of 2,800 to an Index closing level of 1,960 on the first Review Date and 2,800 on the second Review Date and increases from the Initial Index Level of 2,800 to an Index closing level of 3,080 on the third Review Date.  Because the Index closing level on the first Review Date is less than the Interest Barrier, no Contingent Interest Payment is made in connection with the first Review Date; however, the Index closing level on each of the second and third Review Dates is greater than the Interest Barrier, so the investor is entitled to receive a Contingent Interest Payment in connection with each of the second and third Review Dates.  In addition, because the Index closing level on the third Review Date is greater than the Initial Index Level, the notes are automatically called.  Accordingly, the investor receives a payment of $15.625 in connection with the second Review Date and a payment of $1,015.625 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $15.625 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note, in connection with the third Review Date.  Accordingly, the total amount paid on the notes over the term of the notes is $1,031.25 per $1,000 principal amount note.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the EURO STOXX 50® Index	TS-2

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Index closing level increases from the Initial Index Level of 2,800 to an Ending Index Level of 3,920.  The investor receives a payment of $15.625 in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Ending Index Level is greater than the Trigger Level and the Interest Barrier, the investor receives at maturity a payment of $1,015.625 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $15.625 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,062.50 per $1,000 principal amount note.  This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the Index closing level decreases from the Initial Index Level of 2,800 to an Ending Index Level of 2,240.  The investor receives two payments of $15.625 in connection with two of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Ending Index Level is equal to the Trigger Level and the Interest Barrier, even though the Ending Index Level is less than the Initial Index Level, the investor receives at maturity a payment of $1,015.625 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $15.625 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,046.875 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Index closing level decreases from the Initial Index Level of 2,800 to an Ending Index Level of 1,680.  The investor receives a payment of $15.625 in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Ending Index Level is less than the Trigger Level and the Interest Barrier, the investor receives at maturity a payment of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The total amount paid on the notes over the term of the notes is $646.875 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Index closing level decreases from the Initial Index Level of 2,800 to an Ending Index Level of 1,400.  Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Ending Index Level is less than the Trigger Level and the Interest Barrier, the investor receives no payments over the term of the notes, other than a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the EURO STOXX 50® Index	TS-3

Selected Purchase Considerations

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QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of $15.625 per $1,000 principal amount note (equivalent to an interest rate of 6.25% per annum, payable at a rate of 1.5625% per quarter).  If the notes have not been previously called and the Index closing level on any Review Date is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date.  If the Index closing level on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.  If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the Index closing level on any Review Date (other than the final Review Date) is greater than or equal to the Initial Index Level, your notes will be automatically called prior to the maturity date.  Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

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THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the Ending Index Level is greater than or equal to the Trigger Level.  However, if the notes are not automatically called and the Ending Index Level is less than the Trigger Level, you will lose more than 20% of your principal amount and could lose up to the entire principal amount of your notes.

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RETURN LINKED TO THE EURO STOXX 50® INDEX — The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone.  The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license.  The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither of the Licensors shall have any liability with respect thereto For additional information about the Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.

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TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 20-I.  In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 20-I.  Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent stablishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the component securities of the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 20-I dated January 5, 2012 and “Risk Factors” in the accompanying underlying supplement no. 1-I dated November 14, 2011.
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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes are not automatically called, we will pay you your principal back at maturity only if the Ending Index Level is greater than or equal to the Trigger Level.  If the notes are not automatically called and the Ending Index Level is less than the Trigger Level, you will lose 1% of your principal amount at maturity for every 1% that the Ending Index Level is less than the Initial Index Level.  Accordingly, under these circumstances, you will lose more than 20% of your principal amount and could lose up to the entire principal amount of your notes.

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THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Index.  We will make a Contingent Interest Payment with respect to a Review Date only if the Index closing level on that Review Date is greater than or equal to the Interest Barrier.  If the Index closing level on that Review Date is less

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the EURO STOXX 50® Index	TS-4

than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid.  Accordingly, if the Index closing level on each Review Date is less than the Interest Barrier, you will not receive any interest payments over the term of the notes.
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CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

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THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION OF THE INDEX — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation of the Index, which may be significant.  You will not participate in any appreciation of the Index.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Index during the term of the notes.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 20-I for additional information about these risks.

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THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE— If the Ending Index Level is less than the Trigger Level, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation of the Index.  Because the Ending Index Level will be determined based on the Index closing level on a single day near the end of the term of the notes, the Index closing level at the maturity date or at other times during the term of the notes could be greater than or equal to the Trigger Level.  This difference could be particularly large if there is a significant decrease in the Index closing level during the later portion of the term of the notes or if there is significant volatility in the Index closing level during the term of the notes, especially on dates near the final Review Date.

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THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.

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REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the maturity date.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect

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that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.
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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, estimated hedging costs and the Index closing level, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	whether the Index closing level has been, or is expected to be, less than the Interest Barrier on any Review Date and whether the Ending Index Level is expected to be less than the Trigger Level;
•	the dividend rate on the equity securities underlying the Index;
•	interest and yield rates in the market generally;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro; and
•	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.
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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

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RISK OF THE INDEX CLOSING LEVEL FALLING BELOW THE INTEREST BARRIER OR THE TRIGGER LEVEL IS GREATER IF THE INDEX IS VOLATILE — The likelihood of the Index closing level falling below the Interest Barrier or the Trigger Level will depend in large part on the volatility of the Index — the frequency and magnitude of changes in the level of the Index.

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NON-U.S. SECURITIES RISK — The equity securities that compose the Index have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.

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NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities underlying the Index are based, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

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THE TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

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Historical Information

The following graph sets forth the historical performance of the EURO STOXX 50® Index based on the weekly historical Index closing levels from January 4, 2008 through August 9, 2013.  The Index closing level on August 13, 2013 was 2,841.61.  We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.

The historical Index closing levels should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the pricing date or any Review Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal or the payment of any interest.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes May Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

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Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Are the Payments on the Notes, Assuming a Range of Performances for the Index?” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the EURO STOXX 50® Index” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses), if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

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